UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 20, 2020

COMPUTER TASK GROUP, INCORPORATED

(Exact name of registrant as specified in its charter)

New York	1-9410	16-0912632
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Delaware Avenue, Buffalo, NY		14209
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (716) 882-8000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $.01 par value	CTG	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 20, 2020, the Board of Directors of the Company (the “Board”) elected Mr. Raj Rajgopal as a Class III director of the Company effective as of December 20, 2020. Mr. Rajgopal will hold office until the next annual meeting of shareholders and until his successor shall have been elected and qualified. The appointment of Mr. Rajgopal to the Board of Directors is intended to fill the vacancy that will be created upon the retirement of Mr. Daniel J. Sullivan, the Chairman of the Board of Directors, upon the conclusion of the Company’s 2021 annual meeting of shareholders.

The Board appointed Mr. Rajgopal to serve as a member of the Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee of the Board. The Board has affirmatively determined that Mr. Rajgopal is “independent” under Nasdaq listing standards.

Mr. Rajgopal founded and is the President of RR Advisory Group, LLC, an advisory firm targeted at offering due diligence and consulting services to venture and private equity investors. He also currently serves as a consultant and board observer at WevoConversion, a provider of artificial intelligence (AI) and machine learning (ML) based digital marketing platforms. Mr. Rajgopal was previously the President of Virtusa Corporation (NASDAQ: VRTU), where he successfully led the company’s transformation from a engineering services firm with revenue of $170 million to leading digital consulting and solutions organization with 20,000 employees and annual revenue of more $800 million. During his tenure at Virtusa, Mr. Rajgopal contributed to the company achieving 28 consecutive quarters of growth and led due diligence efforts on a number of strategic acquisitions. Prior to Virtusa, Mr. Rajgopal held multiple leadership roles in both the U.S. and the U.K. at CapGemini, a global leader in consulting, technology services and digital transformation. He was also a Director of Advanced Technologies at BGS Systems, Inc.

There are no arrangements or understandings between Mr. Rajgopal and any other persons pursuant to which he was elected as a director of the Company. There are no family relationships between Mr. Rajgopal and any director, executive officer or any person nominated or chosen by the Company to become a director or executive officer. There are no related person transactions (within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission) between Mr. Rajgopal and the Company.

Mr. Rajgopal will receive the same compensation for service on the Board as that of the other non-employee directors of the Company. Non-employee directors are currently paid an annual retainer of $150,000 that is paid on a quarterly basis in the form of cash and common stock.

Upon his appointment to the Board, the Company intends to enter into its standard form of indemnification agreement for directors with Mr. Rajgopal, which indemnification agreement, among other matters, requires the Company to (1) indemnify Mr. Rajgopal against certain liabilities that may arise by reason of his status or service as a director and (2) to advance Mr. Rajgopal’s expenses incurred as a result of a proceeding as to which he may be indemnified. The indemnification agreement is intended to provide indemnification rights to the fullest extent permitted under applicable law, including the applicable indemnification rights statutes in the State of New York, and is in addition to any rights a director may have under the Company’s Restated Certificate of Incorporation and Restated By-laws. The Company’s standard form of indemnification agreement (for directors) is filed as Exhibit 10.1 to the Company’s Report on Form 8-K that was filed with the Securities and Exchange Commission on November 12, 2020 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release dated December 21, 2020 announcing changes to board of directors.

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER TASK GROUP, INCORPORATED

Date: December 21, 2020	By:	/s/ Peter P. Radetich
Peter P. Radetich
Senior Vice President, General Counsel & Secretary